As filed with the Securities and Exchange Commission on January 23, 2004

Registration No. 333-91331

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 Isabella Street, Alcoa Corporate Center,

Pittsburgh, Pennsylvania 15212-5858

(Address of principal executive office, including zip code)

ALUMAX INC. THRIFT PLAN FOR SALARIED EMPLOYEES

ALUMAX INC. THRIFT PLAN FOR COLLECTIVELY BARGAINED EMPLOYEES

ALUMAX INC. THRIFT PLAN FOR HOURLY EMPLOYEES

(Full Title of Plans)

Lawrence R. Purtell

Executive Vice President and General Counsel

390 Park Avenue,

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2650

EXPLANATORY NOTE

Under a Registration Statement on Form S-8 (Registration No. 333-91331) (the “Registration Statement”), Alcoa Inc., a Pennsylvania corporation (the “Registrant”), offered for sale 200,000 shares of its common stock, par value $1.00 per share (the “Common Stock”) and plan interests under the Alumax Inc. Thrift Plan for Salaried Employees, the Alumax Inc. Thrift Plan for Collectively Bargained Employees and the Alumax Inc. Thrift Plan for Hourly Employees (collectively, the “Alumax Thrift Plans”). The Registrant hereby amends the Registration Statement by filing this Post-Effective Amendment No. 1.

Effective November 1, 2003, the Alumax Inc. Thrift Plan for Collectively Bargained Employees was merged with and into the Alcoa Savings Plan for Bargaining Employees. Effective November 1, 2003, the Alumax Inc. Thrift Plan for Salaried Employees and the Alumax Inc. Thrift Plan for Hourly Employees were merged with and into the Alcoa Savings Plan for Non-Bargaining Employees, and immediately thereafter selected employee populations were transferred to the Alcoa Savings Plan for Subsidiary and Affiliate Employees.

As a result of these transactions, the offering described in the Registration Statement under each of the Alumax Thrift Plans has terminated. This Post-Effective Amendment is being filed solely to remove from registration any shares of Common Stock offered under the Registration Statement under the Alumax Thrift Plans that remained unsold at the termination of the offering.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933 and the provisions of Rule 478 of the Securities and Exchange Commission promulgated thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 23rd day of January, 2004.

ALCOA INC.

By	/S/ LAWRENCE R. PURTELL

Lawrence R. Purtell Executive Vice President and General Counsel (Agent for Service named in the Registration Statement)